Exhibit 10.8

AMENDMENT 2008-1

TO THE

EMPLOYMENT AGREEMENT

THIS AMENDMENT 2008-1, dated as of December 23, 2008, between Embarq Corporation, a Delaware corporation (“Embarq”), (Embarq and its subsidiaries are collectively referred to herein as “Employer”), and Thomas J. McEvoy (“Employee”).

RECITALS

WHEREAS, Sprint Corporation and Employee previously entered into that certain Special Compensation and Non-Compete Agreement, entered as of December 9, 1997 and effective as of such date (the “Employment Agreement”), which sets forth the terms and conditions of Employee’s employment with Employer;

WHEREAS, Employer previously assumed the Employment Agreement in connection with the spin-off from Sprint Nextel Corporation effective May 17, 2006;

WHEREAS, Employer and Employee desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder; and

WHEREAS, Employer and Employee desire to amend the Employment Agreement by entering into this Amendment 2008-1.

NOW, THEREFORE, the Employer and Employee hereby agree that, effective December 23, 2008, the Employment Agreement shall be amended as follows:

1. Payment of Special Compensation. A new sentence is hereby added to the end of Section 4 of the Employment Agreement to read as follows:

“Employee shall receive a lump sum cash payment equal to the value of any accrued but unused vacation for the calendar year in which Employee’s date of termination occurs. Any such lump sum cash payment shall be paid on the first payroll date following Employee’s date of termination.”

2. Definitions – “Constructive Discharge”. The definition of “Constructive Discharge” defined in Section 6.07 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Constructive Discharge” means termination by Employee of his employment with Employer following one or more of the following events:

(i)	unless Employer first offers to Employee a position having an equal or greater grade rating, reassignment of Employee from his then current position with Employer to a position having a lower grade rating, in each case under Employer’s methodology of rating employment positions for its employees generally, provided that such reassignment results in a material diminution of the Employee’s authority, duties or responsibilities;

(ii)	a material diminution in Employee’s targeted total compensation (i.e., a reduction of more than 10%) (other than across-the-board reductions affecting substantially all similarly situated employees of Embarq Corporation (“Embarq”)); or

(iii)	a material change in Employee’s base employment area to anywhere other than the Kansas City metropolitan area within one year following a Change in Control;

provided, however, in each case, Employee must provide Employer with written notice of termination on account of Constructive Discharge identifying the event or omissions constituting the reason for a Constructive Discharge within 60 days following the initial occurrence of such event or omission. Employer shall have an opportunity, but shall have no obligation, to cure the event or omission constituting Constructive Discharge within a period of 30 days from receipt of such notice from Employee. If Employer does not cure the event or omission constituting Constructive Discharge, Employee’s employment shall terminate on the first business day immediately following the expiration of the 30-day cure period, unless Employer designated an earlier termination date during the cure period.”

3. Definitions – “Special Compensation”. The definition of “Special Compensation” defined in Section 6.13 of the Employment Agreement is hereby amended in its entirety to read as follows:

“Special Compensation” means Employee’s right to receive the following; provided, however, certain payments may be required to be delayed pursuant to Section 8(b) below:

(i)	Employee shall continue to receive during the Severance Period periodic compensation at the same rate as his base salary in effect at Employee’s Severance Date. Payments of base salary during the Severance Period shall be paid pursuant to Employer’s normal payroll practices, with the first payment being paid on the first payroll date following Employee’s date of termination.

(ii)	Employee shall receive bonuses under one or more of Sprint’s Management Incentive Plan, Executive Management Incentive Plan, and Sales Incentive Compensation Plan in which Employee participated on the Severance Date (together with other incentive compensation plans and programs specifically approved for this purpose by the Committee, the “Short-Term Incentive program”) based on Employee’s target amount under such plans on the Severance Date, and assuming achievement of performance targets under the Short-Term Incentive program of:

(A)	the actual performance level for periods before the beginning of the Severance Period; and

(B)	the lesser of (a) the actual performance level during the Severance Period and (b) 100% of targeted performance during the Severance Period,

pro-rating the foregoing performance levels under the Short-Term Incentive program based on the ratio of the amount of time in each of the foregoing time periods to the amount of time in the whole performance period under the Short-Term Incentive program. The amount payable (if any) under this Section 6.13(ii) shall be paid at the time and in the form specified in the Short-Term Incentive program.

(iii)	Employee shall receive an award under the Long-Term Incentive program and the Executive Long-Term Incentive program, assuming achievement of performance targets under the Long-Term Incentive program of:

(A)	the actual performance level for periods before the beginning of the Severance Period; and

(B)	0% of targeted performance during the Severance Period,

pro-rating the foregoing performance levels under the Long-Term Incentive program based on the ratio of the amount of time in each of the foregoing time periods to the amount of time in the whole performance period under the Long-Term Incentive program. The amount payable (if any) under this Section 6.13(iii) shall be paid at the time and in the form specified in the Long-Term Incentive program.

(iv)

Employee shall be entitled to continue to receive health and dental benefits under Employer’s health and dental plans that Employer continues to make available to Employer’s employees generally throughout the Severance Period at the level in effect immediately prior to Employee’s date of termination. Employee shall pay to Employer on the last day of each month preceding the month that the health and dental coverage continuation shall be provided, the full cost of the monthly premiums equal to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) cost of continued health and dental coverage under the health and dental plans of Employer. The first such payment shall be paid to Employer on the last day of the month in which Employee’s date of termination occurs. Employee shall receive a monthly reimbursement payment during the Severance Period, on the first payroll date of each month, equal to the monthly COBRA cost of continued health and dental coverage under the health and dental plans of Employer, less the amount that Employee would be required to contribute for health and dental coverage if Employee were an active employee. Reimbursements under this Section 6.13(iv) shall commence on the first payroll date occurring in the month following the month in which Employee’s date of termination occurs and, except as provided below in clause (xii) to this Section 6.13, shall continue until the end of the Severance Period. The COBRA continuation coverage period under Section 4980B of the Code shall begin coincident with (i) the first day of the month following the last day of the Severance Period, or (ii) the first day of the month following the commencement of coverage with another employer, whichever occurs first.

(v)	Employee shall be entitled to convert his life insurance coverage upon termination of employment. Employee shall pay Employer on the last day of the quarter preceding the quarter that such life insurance coverage shall be provided an amount equal to the cost of the quarterly premiums to maintain such converted life insurance coverage. The first such payment shall be paid to Employer on the last day of the calendar quarter in which Employee’s date of termination occurs. Employee shall receive from Employer a quarterly reimbursement payment during the Severance Period in an amount equal to the premium cost that Employee will incur during the quarter to maintain life insurance coverage under the converted policy. Such quarterly reimbursement payments under this Section 6.13(v) shall commence on the first payroll date of the first calendar quarter following the calendar quarter in which Employee’s date of termination occurs and, except as provided below in clause (xii) to this Section 6.13, shall continue until the end of the Severance Period.

(vi)	Employee shall receive any qualified or nonqualified retirement benefits as specified in such plans maintained by Employer pursuant to which Employee is or was a participant and is entitled to a benefit. Such benefits shall be provided in accordance with the terms of the applicable plans.

(vii)	During the Severance Period, except as provided below in clause (xii) to this Section 6.13, Employer shall pay the cost of outplacement services for Employee at the outplacement agency designated by Employer and in accordance with Employer’s procedures regarding outplacement services. Any cash payment due for provision of outplacement services in accordance with this Section 6.13(vii) shall be paid by Employer directly to the outplacement agency.

(viii)	Employee shall receive a lump sum cash payment equal to the value of all applicable Employee perquisites (other than country club membership dues and accrual of vacation) in effect on Employee’s date of termination as if they were provided to Employee during the Severance Period. Any such lump sum cash payment shall be paid by Employer on the first payroll date following Employee’s date of termination.

(ix)	Employee shall have the end of the Severance Period treated as Employee’s termination date for purposes of Employer’s employee stock option plans and restricted stock plans.

(x)	All payments pursuant to this Section shall be subject to applicable federal and state income and other withholding taxes. On each date on which a payment (if any) is made above under clauses (iv) and (v) to this Section 6.13, Employer shall pay Employee an additional amount in a lump sum cash payment equal to the federal, state and local income and payroll taxes that Employee incurs on the amount paid above under clauses (iv), (v) or this clause (x) to this Section 6.13. The foregoing gross-up payment shall be made with respect to each payment (if any) under clauses (iv), (v) and (x) to this Section 6.13 and shall cease when payments under clauses (iv) and (v) to this Section 6.13 cease.

(xi)	Employee shall not be entitled to participate in Employer’s long- and short-term disability plan after the Severance Date.

(xii)	Notwithstanding the above, Employer’s obligations to provide payments described above in clauses (iv), (v) and (vii) to this Section 6.13 shall cease upon the earlier of (A) Employee ceasing to pay when due the premiums charged by Employer for the applicable benefits; or (B) Employee obtaining full-time employment with a new employer. Within 30 days of Employee’s commencement of full-time employment with another employer, Employee shall provide Employer written notice of such employment. Nothing in this Section 6.13(xiii) shall affect Employee’s right to pay for his own COBRA continuation coverage in accordance with Section 4980B of the Code.”

4. Section 409A of the Code. A new Section 8 is hereby added to the Employment Agreement to read in its entirety as follows:

“8. Section 409A of the Code.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this

Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of any payment.

(b) Payment Delay. To the maximum extent permitted under Section 409A of the Code, the cash severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if on the date of Employee’s termination of employment Employer’s stock (or stock of any other company required to be aggregated with Employer for purposes of Section 409A of the Code) is publicly-traded on an established securities market or otherwise and Employee is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board of Directors (or its delegate) in its discretion in accordance with its “specified employee” determination policy, then all severance payments payable to Employee under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code and payable within six months following Employee’s “separation from service” shall be postponed for a period of six months following Employee’s “separation from service” with Employer. The postponed amounts shall be paid to Employee in a lump sum within 30 days after the date that is six months following Employee’s “separation from service” with Employer. If Employee dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within 60 days after Employee’s death.

(c) Reimbursements. All reimbursements and provision of in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or the amount of in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense or provision of in-kind benefits will be made on or before the last day of the taxable year following the year in which the expense is incurred or payment becomes due, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Employee’s taxable year next following Employee’s taxable year in which the related taxes are remitted to the taxing authority.”

5. All references to “Sprint” are hereby deemed to be to “Embarq Corporation” in the Employment Agreement to reflect the spin-off transaction and assumption of the Employment Agreement referenced above in the Recitals.

6. In all respects not modified by this Amendment 2008-1, the Employment Agreement is hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Employer and Employee agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

EMBARQ CORPORATION

By:	/s/ E. J. Holland, Jr.
Name:	E. J. Holland, Jr.
Title:	SVP H.R. & Communications

EMPLOYEE

/s/ Thomas J. McEvoy
Thomas J. McEvoy